Exhibit 10.2

CARREKER CORPORATION
EXECUTIVE
RESTRICTED STOCK AGREEMENT

The following are the terms and conditions of the Restricted Stock Agreement (the “Agreement”), which are incorporated by reference into the Notice of Grant of Award and Award Agreement (the “Notice of Award”), signed by the Company and agreed and accepted by the Award Recipient.

Pursuant to the Carreker Corporation (the “Company”) Third Amended and Restated 1994 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) has awarded to you a restricted stock award (the “Award”), on the terms and conditions set forth herein, of shares of the Company’s Common Stock, $.01 par value (the “Stock”). The terms and conditions of the Award are set forth below:

1.               Award of Shares.  Under the terms of the Plan, the Committee has awarded to the Award Recipient a restricted stock award on the date shown in the Notice of Award.

2.               Award Restrictions.  Upon the vesting of the Award by virtue of the lapse of the restriction period set forth in the Notice of Award or under Paragraphs 4 or 7 of this Agreement, the Company shall cause the requisite number of shares to be delivered to the Award Recipient or beneficiary(ies) within thirty (30) days after vesting. During the restriction period, the shares covered by the Award are not transferable by the Award Recipient by means of sale, assignment, exchange, pledge or otherwise. However, during the restriction period, the Award Recipient does have the right to tender for sale or exchange with the Company’s written consent any such shares in the event of any tender offer within the meaning of Section 14(d) of the Securities Exchange Act of 1934.

3.               Shares.  The shares representing the Award shall be registered on the Company’s books in the name of the Award Recipient as of the Award Date. The Company shall instruct its transfer agent that shares representing the Award are not transferable by the Award Recipient by means of sale, assignment, exchange, pledge or otherwise, until such time as the shares are vested (i.e., the restriction period lapses).

4.               Accelerated Vesting.  At the end of fiscal years 2007 and 2008, the Company’s Pre-tax Profit Margin will be determined based on the Company’s audited financial results. In the event the Committee determines that the Company’s Pre-tax Profit Margin for the relevant fiscal year is equal to or greater than the “Performance Target”, then on the anniversary date of the Award following the end of the fiscal year in which the Company achieves the Performance Target, 50% of the Award shall vest and be freely transferable by the Award Recipient. For purposes of this Agreement, the “Performance Target” shall mean the Pre-tax Profit Margin goal communicated to the Award Recipient in a separate notice on or about the commencement date of the applicable fiscal year.

“Pre-tax Profit Margin” means the percentage calculated by dividing the Company’s Pre-tax Profit by the Total Revenues, as each is reported in the Company’s consolidated audited financial statements included in its annual report on Form 10-K, for the applicable fiscal year.

5.               Termination of Employment.  If the Award Recipient terminates employment with the Company due to death or disability during the restriction period, the Award shall vest in full as of the date of such termination. If the Award Recipient’s employment with the Company terminates under special circumstances determined by the Committee, the Award may be forfeited (or may be vested in full or in part) as determined by the Committee. Except as set forth in Section 7, hereof, termination of the Award Recipient’s employment with the Company for any other reason during the restriction period shall result in forfeiture of the Award on the date of termination. The Award Recipient may designate a beneficiary(ies) to receive the shares representing any restricted stock award automatically vested upon death. The Award Recipient has the right to change such beneficiary designation at will.

6.               Withholding Taxes.  The Company shall have the right to retain and withhold from any payment to an Award Recipient the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award. At its discretion, the Company may require an Award Recipient receiving shares of stock under a restricted stock award to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due or to become due from the Company to the Award Recipient an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or retain and withhold a number of shares having a market value not less than the amount of such taxes and cancel (in whole or in part) any such shares so withheld in order to reimburse the Company for any such taxes.

7.               Capital Transactions.  In the event that, following the date of this Agreement, during the term hereof and prior to the termination of the Award in accordance with Section 5 hereof, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than such a merger or consolidation undertaken to reincorporate in another jurisdiction) (for purposes of this Section 7, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, or (c) a transfer of all or substantially all of the assets or shares of Stock of the Company in one transaction or a series of related transactions to one or more other persons or entities (any such transaction being referred to herein as a “Capital Transaction”), and, either (i) the Award Recipient’s employment with the Company was terminated ninety (90) days prior to a Capital Transaction without Cause or (ii) the Award Recipient’s employment with the Company or any subsidiary is terminated without Cause or the Award Recipient terminates his employment with the Company or any subsidiary for “Good Reason” (as that term is defined below) on or within two (2) years following the closing date of any Capital Transaction, then upon the occurrence of such events, any or all Award Shares unvested at the time of termination of employment shall become fully vested and the Award Recipient, without the necessity of any further action by the Committee, shall be entitled to receive the number of Award Shares which are then vested.

“Good Reason” means the occurrence of a Capital Transaction (as defined above) and (a) without his/her prior concurrence, the Award Recipient is assigned any duties or responsibilities that are inconsistent with his/her position, duties, responsibilities or status at the commencement of the term of this Agreement, or his/her reporting responsibilities or titles in effect at such time are changed, (b) the Award Recipient’s total compensation is reduced, (c) any change in any Award Recipient benefit plans or arrangements in effect on the date hereof in which the Award Recipient participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Award Recipient’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Award Recipient as compared to any other executive officer of the Company, or (d) without his/her prior concurrence, the Award Recipient is required to engage in an increased amount of travel on the Company’s business.

 “Cause” means (a) any act by the Award Recipient that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the failure by the Award Recipient to substantially perform his/her duties hereunder, which duties are within the control of the Award Recipient (other than the failure resulting from the Award Recipient’s incapacity due to physical or mental illness); provided, however, that the Award Recipient shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Award Recipient receives written notice from the Company specifying with reasonable particularity the actions of Award Recipient which constitute a violation of this subsection (b) and (2) within a period of thirty (30) days after receipt of such notice (and during which the violation is within the control of the Award Recipient), Award Recipient fails to reasonably and prospectively cure such violation.

8.               Guidelines for Stock Ownership by Executive Officers.  If the Award Recipient is a senior executive officer of the Company at the time any of the shares of Stock vest and has not yet achieved the ownership levels contained in the Company’s guidelines for executive officers, the Award Recipient hereby agrees to retain at least 25% of the shares remaining after satisfaction of applicable tax liabilities

9.               Administration.  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of the Plan and this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.

10.         Notices.  Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Corporate Secretary at the Company’s executive offices. Any notice to the Award Recipient shall be addressed to Award Recipient at the current address shown on the payroll records of the Company or by email. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid or by email.

11.         Incorporation of Plan by Reference.  The Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event any of the terms and conditions set forth in this Agreement are in conflict or are inconsistent with the terms of the Plan, the terms of the Plan shall control.

12.         Capitalized Terms.  Unless otherwise defined herein, each capitalized term appearing in this Agreement shall have the same meaning as the corresponding term in the Plan.

13.         Right to Continued Employment.  Nothing in the Plan or this Agreement shall confer on an Award Recipient any right to continue in the employ of the Company or in any way affect the Company’s right to terminate the Award Recipient’s employment without prior notice at any time.

14.         Amendment(s).  This Agreement shall be subject to the terms of the Plan as amended except that the Award that is the subject of this Agreement may not in any way be restricted or limited by any Plan amendment or termination approved after the date of the Award without the Award Recipient’s written consent.

15.         Force and Effect.  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

16.         Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

17.         Successors.  This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

18.         Entire Agreement.  This Agreement and the Notice of Award contain the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by the parties. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default.